EXHIBIT 10.3
2021 RESTRICTED STOCK UNIT AWARD AGREEMENT (“AGREEMENT”)
A Restricted Stock Unit (“RSU”) Award (the “Award”) granted by Newell Brands Inc. (formerly known as Newell Rubbermaid Inc.), a Delaware corporation (the “Company”), to the employee (the “Grantee”) named in the Award letter provided to the Grantee (the “Award Letter”) relating to the common stock, par value $1.00 per share (the “Common Stock”), of the Company, shall be subject to the following terms and conditions and the provisions of the Newell Rubbermaid Inc. 2013 Incentive Plan, a copy of which is provided to the Grantee and the terms of which are hereby incorporated by reference (the “Plan”). Unless otherwise provided herein, capitalized terms of this Agreement shall have the same meanings ascribed to them in the Plan.
1.Acceptance by Grantee. Any vesting of this Award and the Grantee’s receipt of shares or cash upon any vesting of the Award are conditioned upon the Grantee’s acceptance of the Award Letter, thereby becoming a party to this Agreement, no later than the day immediately preceding the applicable vesting date specified in this Agreement. Notwithstanding anything herein to the contrary, in the event the Grantee dies or becomes disabled (as defined in Section 5, below) prior to the vesting date, such Grantee shall be deemed to have accepted the Award Letter on the date of his death or disability.
2.Grant of RSUs. The Company has granted to the Grantee the Award of RSUs, as set forth in the Award Letter. An RSU is the right, subject to the terms and conditions of the Plan and this Agreement, to receive, as determined by the Company, either a payment of a share of Common Stock for each RSU or cash equal to the Fair Market Value of a share of Common Stock for each RSU, in either case as of the date of vesting of the Grantee’s Award, or a combination thereof, as described in Section 7 of this Agreement. A “Time-Based RSU” is an RSU subject to a service-based restriction on vesting; and a “Performance-Based RSU” is an RSU subject to restrictions on vesting based upon the achievement of specific performance goals.
3.RSU Account. The Company shall maintain an account (“RSU Account”) on its books in the name of the Grantee which shall reflect the number of RSUs awarded to the Grantee.
4.Dividend Equivalents. Upon the record date of any dividend on Common Stock that occurs during the period commencing on the date of the Award set forth in the Award Letter (the “Award Date”) and ending on the earlier of the date of vesting of the Grantee’s Award or the date the Grantee’s Award is forfeited as described in Section 5, the Company shall credit the Grantee’s RSU Account with an amount equal in value to the dividends that the Grantee would have received had the Grantee been the actual owner of the number of shares of Common Stock represented by the RSUs in the Grantee’s RSU Account on that record date. Such amounts shall be paid to the Grantee at the time and in the form of payment specified in Section 7. The amount of dividend equivalents payable to the Grantee shall be adjusted to reflect the adjustment made to any related Performance-Based RSUs pursuant to Section 6 (which shall be determined by multiplying such amount by the percentage adjustment made to the related RSUs). Any such dividend equivalents relating to RSUs that are forfeited shall also be forfeited. Any such payments shall be payments of dividend equivalents, and shall not constitute the payments of dividends to the Grantee that would violate the provisions of Section 9 of this Agreement.
5.Vesting.
(a)Except as described in subsections (b), (c), (d) and (e) below, the Grantee shall become vested (i) in his Award of Time-Based RSUs upon the third anniversary of the Award Date if the Grantee remains in continuous employment with the Company or an affiliate of the Company until such vesting date (a “Time-Based RSU Vesting Date”); and (ii) in his Award of Performance-Based RSUs (aa) if the Grantee remains in the continuous employment with the Company or an affiliate of the Company until such vesting date, and (bb) to the extent the performance criteria applicable to such Performance-Based RSUs, set forth in Exhibit A to this Agreement, are satisfied.
(b)If, prior to the third anniversary of the Award Date, the Grantee dies or becomes disabled, the portion of the Award then unvested shall become vested on such date of death or disability (with Performance-Based RSUs vesting at target or such greater level as determined by the Committee in its discretion based on projected performance). For this purpose “disability” means (as determined by the Committee in its sole discretion) the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than twelve (12) months.
(c)If the Grantee’s employment with the Company and all of its affiliates terminates due to the Grantee’s retirement, any unvested RSUs shall remain outstanding until the applicable vesting date, at which time the Time-Based RSUs will vest as provided in Section 5(a) above (without regard to any requirements regarding continuous employment with the Company or an affiliate until such vesting date), and the Performance-Based RSUs will vest as provided in Section 5(a) above (without regard to any requirements regarding continuous employment with the Company or an affiliate until such vesting date) based on the performance criteria applicable to such Performance-Based RSUs set forth in Exhibit A to this Agreement. For purposes of this Agreement:
(1)“affiliate” means each entity with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, substituting “at least 50%” instead of “at least 80%” in making such determination.
(2)“retirement” means any voluntary or involuntary termination of Grantee’s employment (or, in the event that Section 5(e) applies, Board service) with the Company and all of its affiliates at any time after the Grantee has completed three consecutive years of continuous employment with the Company or any of its affiliates, other than an involuntary termination for Good Cause or a termination due to Grantee’s death or disability; provided that in the case of any voluntary termination of employment, Grantee provides not less than ninety (90) days’ advance written notice to the Company and Grantee agrees to cooperate with the Company in providing an orderly transition.
(3)“Good Cause” shall exist if, and only if the Grantee willfully engages in misconduct in the performance of the Grantee’s duties that causes material harm to the Company, the Grantee materially breaches any Code of Conduct that applies to the Grantee, or the Grantee is convicted of a criminal violation involving fraud or dishonesty.
Without limiting the generality of the foregoing, the following shall not constitute Good Cause: the failure by the Grantee and/or the Company to attain financial or other business objectives; any personal or policy disagreement between the Grantee and the Company or any member of the Board; or any action taken by the Grantee in connection with his or her duties if the Grantee has acted in good faith and in a manner he or she reasonably believed to be in, and not opposed to, the best interest of the Company and had no reasonable cause to believe his or her conduct was improper. Notwithstanding anything herein to the contrary, in the event the Company terminates the employment of the Grantee for Good Cause hereunder, the Company shall give the Grantee at least thirty (30) days’ prior written notice specifying in detail the reason or reasons for the Grantee’s termination.
(d)If the Grantee’s employment with the Company and all of its affiliates terminates prior to the third anniversary of the Award Date for any reason other than those described in subsections (b), (c), and (e) of this Section 5, the then-unvested portion of the Award shall be forfeited to the Company, automatically upon such termination of the Grantee’s employment, without further action required by the Company, and no portion of the Award shall thereafter vest.
(e)In the case of a Grantee who is also a Director, if the Grantee’s employment with the Company and all of its affiliates terminates before the end of the Award’s three (3) - year vesting period, but the Grantee remains a Director, the Grantee’s service on the Board will be considered employment with the Company, and the Grantee’s Award will continue to vest while the Grantee’s service on the Board continues. Any subsequent termination of service on the Board will be considered termination of employment and vesting will be determined as of the date of such termination of service; provided, that, to the extent the Grantee would receive more favorable treatment under any of the previous subsections of this Section 5, the Grantee shall be entitled to whichever treatment is more favorable to the Grantee.
(f)The provisions of Section 12.1(b) of the Plan shall apply to the Grantee’s Award of Performance-Based RSUs in the event of a Change in Control, and Plan Section 12.1(a) shall be inapplicable to such Award of Performance-Based RSUs. For the avoidance of doubt, Performance-Based RSUs following a Change in Control shall be treated in the same manner as Time-Based RSUs following a Change in Control, and any unvested Performance-Based RSUs shall either be replaced by a time-based equity award or become immediately vested, in either case assuming a target level of performance for the Performance-Based RSUs.

(g)General.
(1)The foregoing provisions of this Section 5 related to treatment of RSUs shall be subject to the provisions of any written employment or severance agreement that has been or may be executed by the Grantee and the Company or any of its affiliates, or any written severance plan adopted by the Company or any of its affiliates in which the Grantee is a participant, to the extent such provisions provide treatment concerning vesting of an award upon or following a termination of employment that is more favorable to the Grantee than the treatment described in this Section 5, and such more favorable provisions in such agreement or plan shall supersede any inconsistent or contrary provision of this Section 5. For the avoidance of doubt, to the extent any such agreement or plan provides for treatment concerning vesting upon or following a termination of employment that conflicts with the treatment described in this Section 5, the Grantee shall be entitled to the treatment more favorable to the Grantee.
(2)As a condition to receiving benefits upon retirement under this Section 5, the Grantee must sign and return a separation agreement and general release, in the form substantially similar to that required of similarly-situated employees of the Company, within 45 days after the termination of Grantee’s employment and not revoke such release within the time permitted by law (which consideration period and revocation period together may not exceed 60 days following termination of Grantee’s employment). Such release may require repayment of any benefits under this Section 5 if Grantee is later found to have committed acts that would have justified a termination for Good Cause.
(6)Adjustment of Performance-Based RSUs. The number of RSUs subject to the Award that are Performance-Based RSUs as described in the Award Letter shall be adjusted by the Committee after the end of the three (3) - year performance period that begins on January 1 of the year in which the Award is granted, in accordance with the long-term incentive performance pay terms and conditions established under the Newell Brands Inc. 2021 Long-Term Incentive Plan (the “LTIP”). Any Performance-Based RSUs that vest in accordance with Section 5(b) prior to the date the Committee determines the level of performance goal achievement applicable to such RSUs shall not be adjusted pursuant to the LTIP. The particular performance criteria that apply to the Performance-Based RSUs are set forth in Exhibit A to this Agreement.
(7)Settlement of Award. If a Grantee becomes vested in the Award in accordance with Section 5, the Company shall pay to the Grantee, or the Grantee’s personal representative, beneficiary or estate, as applicable, either a number of shares of Common Stock equal to the number of vested RSUs and dividend equivalents credited to the Grantee’s RSU Account in respect of such vested RSUs, or cash equal to the Fair Market Value of such shares of Common Stock and dividend equivalents credited to the Grantee’s RSU Account in respect of such vested RSUs on the date of vesting, as adjusted in accordance with Section 6, if applicable, or a combination thereof. Such shares and/or cash shall be delivered/paid in a single sum as follows:
(a)Time-Based RSUs shall be paid to the Grantee within 30 days following the first of the following to occur on or following the vesting (as determined under Section 409A of the Code) of such Time-Based RSUs:
(1)a Time-Based RSU Vesting Date;
(2)the Grantee’s death;
(3)the Grantee’s disability;
(4)the Grantee’s separation from service, provided that such separation from service occurs within two years following a permissible date of distribution under Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder; or
(5)a Change in Control; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder, and where Section 409A of the Code applies to such distribution, the Grantee is entitled to receive the corresponding payment on the date that would have otherwise applied pursuant to this Section 7(a) as though such Change in Control had not occurred.
(b)Performance-Based RSUs shall be paid to the Grantee within 30 days following the date of vesting (as determined under Section 409A of the Code) and, notwithstanding anything to the contrary, within the short-term deferral period specified in Treas. Reg. § 1.409A-1(b)(4).
(8)Withholding Taxes. The Company shall withhold from any payment made to the Grantee in cash an amount sufficient to satisfy all minimum Federal, state and local withholding tax requirements. In the case of a payment made in shares of Common Stock, the Grantee shall pay to the Company an amount sufficient to satisfy all minimum Federal, state and local withholding tax requirements prior to the delivery of any shares. Payment of such taxes shall be made by directing the Company to withhold a number of shares otherwise issuable pursuant to the Award with a Fair Market Value equal to the tax required to be withheld.
(9)Rights as Stockholder. The Grantee shall not be entitled to any of the rights of a stockholder of the Company with respect to the Award, including the right to vote and to receive dividends and other distributions, except when and to the extent the Award is settled in shares of Common Stock.
(10)Share Delivery. Delivery of any shares in connection with settlement of the Award will be by book-entry credit to an account in the Grantee’s name established by the Company with the Company’s transfer agent, or upon written request from the Grantee (or his personal representative, beneficiary or estate, as the case may be), in certificates in the name of the Grantee (or his personal representative, beneficiary or estate).
(11)Award Not Transferable. The Award may not be transferred other than by last will and testament or the applicable laws of descent or distribution or pursuant to a valid domestic relations order. The Award shall not otherwise be assigned, transferred, or pledged for any purpose whatsoever and is not subject, in whole or in part, to attachment, execution or levy of any kind. Any attempted assignment, transfer, pledge, or encumbrance of the Award, other than in accordance with its terms, shall be void and of no effect.
(12)Administration. The Award shall be administered in accordance with such regulations as the Organizational Development and Compensation Committee of the Board of Directors of the Company (the “Committee”), or any subcommittee appointed by the Committee to administer the Award, shall from time to time adopt.
(13)Section 409A Compliance; Tax Matters.
(a)To the extent applicable, it is intended that this Agreement, the Plan, and the LTIP comply with or be exempt from the provisions of Section 409A of the Code. This Agreement, the Plan, and the LTIP shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement, the Plan, or the LTIP to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with or be exempt from Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee). Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
(b)In the event that any taxes described in Section 8 of this Agreement are due prior to the distribution of shares of Common Stock or cash underlying the RSUs, then the Grantee shall be required to satisfy the tax obligation in cash.
(c)Notwithstanding any provision of this Agreement, the Grantee shall be solely responsible for the tax consequences related to this Award, and neither the Company nor its affiliates shall be responsible if the Award fails to comply with, or be exempt from, Section 409A of the Code.
(14)Restrictive Covenants.
(a)Definitions. The following definitions apply in this Agreement:
(1)“Confidential Information” means any information that is not generally known outside the Company relating to any phase of business of the Company, whether existing or foreseeable, including information conceived, discovered or developed by the Grantee. Confidential Information includes, but is not limited to: project files; product designs, drawings, sketches and processes; production characteristics; testing procedures and results thereof; manufacturing methods, processes, techniques and test results; plant layouts, tooling, engineering evaluations and reports; business plans, financial statements and projections; operating forms (including contracts) and procedures; payroll and personnel records; non-public marketing materials, plans and proposals; customer lists and information, and target lists for new clients and information relating to potential clients; software codes and computer programs; training manuals; policy and procedure manuals; raw materials sources, price and cost information; administrative techniques and documents; and any information received by the Company under an obligation of confidentiality to a third party.
(2)“Trade Secrets” means any information, including any data, plan, drawing, specification, pattern, procedure, method, computer data, system, program or design, device, list, tool, or compilation, that relates to the present or planned business of the Company and which: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means to, other persons who can obtain economic value from their disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with a definition of “trade secret” under applicable law, the latter definition shall control.
(3)Neither Confidential Information nor Trade Secrets include general skills or knowledge, or skills which the Grantee obtained prior to the Grantee’s employment with the Company.
(4)“Tangible Company Property” means: documents; reports; drawings; diagrams; summaries; photographs; designs; specifications; formulae; samples; models; research and development information; prototypes; tools; equipment; proposals; files; supplier information; and all other written, printed, graphic or electronically stored matter, as well as computer software, hardware, programs, disks and files, and any supplies, materials or tangible property that concern the Company’s business and that come into the Grantee’s possession by reason of the Grantee’s employment, including, but not limited to, any Confidential Information and Trade Secrets contained in tangible form.
(5) “Inventions” means any improvement, discovery, writing, formula or idea (whether or not patentable or subject to copyright protection) relating to the existing or foreseeable business interests of the Company or resulting from any work performed by the Grantee for the Company. Inventions include, but are not limited to, methods, devices, products, techniques, laboratory and field practices and processes, and improvements thereof and know-how related thereto, as well as any copyrightable materials and any trademark and trade name whether or not subject to trademark protection. Inventions do not include any invention that does not relate to the Company’s business or anticipated business or that does not relate to the Grantee’s work for the Company and which was developed entirely on the Grantee’s own time without the use of Company equipment, supplies, facilities or Confidential Information or Trade Secrets.
(b)Confidentiality
(1)During the Grantee’s employment and for a period of five (5) years thereafter, regardless of whether the Grantee’s separation is voluntary or involuntary or the reason therefor, the Grantee shall not use any Tangible Company Property, nor any Confidential Information or Trade Secrets, that comes into the Grantee’s possession in any way by reason of the Grantee’s employment, except for the benefit of the Company in the course of the Grantee’s employment by it, and not in competition with or to the detriment of the Company. The Grantee also will not remove any Tangible Company Property from premises owned, used or leased by the Company except as the Grantee’s duties shall require and as authorized by the Company, and upon termination of the Grantee’s employment, all Confidential Information, Trade Secrets, and Tangible Company Property (including all paper and electronic copies) will be turned over immediately to the Company, and the Grantee shall retain no copies thereof.
(2)During the Grantee’s employment and for so long thereafter as such information is not generally known to the public, through no act or fault attributable to the Grantee, the Grantee will maintain all Trade Secrets to which the Grantee has received access while employed by the Company as confidential and as the property of the Company.
(3)The foregoing means that the Grantee will not, without written authority from the Company, use Confidential Information or Trade Secrets for the benefit or purposes of the Grantee or of any third party, or disclose them to others, except as required by the Grantee’s employment with the Company or as authorized above.
(4)     Nothing in this Agreement prevents the Grantee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.
(c)Inventions and Designs
(1)The Grantee will promptly disclose to the Company all Inventions that the Grantee develops, either alone or with others, during the period of the Grantee’s employment. All inventions that the Grantee has developed prior to this date have been identified by the Grantee to the Company. The Grantee shall make and maintain adequate and current written records of all Inventions covered by this Agreement. These records shall be and remain the property of the Company.

(2)The Grantee hereby assigns any right and title to any Inventions to the Company.
(3)With respect to Inventions that are copyrightable works, any Invention the Grantee creates will be deemed a “work for hire” created within the scope of the Grantee’s employment, and such works and copyright interests therein (and all renewals and extensions thereof) shall belong solely and exclusively to the Company, with the Company having sole right to obtain and hold in its own name copyrights or such other protection as the Company may deem appropriate to the subject matter, and any extensions or renewals thereof. If and to the extent that any such Invention is found not to be a work-for-hire, the Grantee hereby assigns to the Company all right and title to such Invention (including all copyrights and other intellectual property rights therein and all renewals and extensions thereof).
(4)The Grantee agrees to execute all papers and otherwise provide assistance to the Company to enable it to obtain patents, copyrights, trademarks or other legal protection for Inventions in any country during, or after, the period of the Grantee’s employment. Such assistance shall include but not be limited to preparation and modification (or both) of patent, copyright or trademark applications, preparation and modification (or both) of any documents related to perfecting the Company’s title to the Inventions, and assistance in any litigation which may result or which may become necessary to obtain, assert, or defend the validity of any such patent, copyright or trademark or otherwise relates to such patent, copyright or trademark.
(d)Non-Solicitation. Throughout the Grantee’s employment and for twelve (12) months thereafter, the Grantee agrees that the Grantee will not directly or indirectly, individually or on behalf of any person or entity, solicit or induce, or assist in any manner in the solicitation or inducement of: (i) employees of the Company, other than those in clerical or secretarial positions, to leave their employment with the Company (this restriction is limited to employees with whom the Grantee has had contact for the purpose of performing the Grantee’s job duties and responsibilities); or (ii) customers or actively-sought prospective customers of the Company to purchase from another person or entity products and services that are the same as or similar to those offered and provided by the Company in the last two (2) years of the Grantee’s employment (“Competitive Products”) (this restriction is limited to customers or actively-sought prospective customers with whom the Grantee has material contact through performance of the Grantee’s job duties and responsibilities or through otherwise performing services on behalf of the Company).
(e)Non-Competition. Throughout the Grantee’s employment and for twelve (12) months thereafter, whether terminated for any reason or no reason, Grantee will not perform the same or substantially the same job duties on behalf of a business or organization that competes with any line of business of the Company for which Grantee has provided substantial services; provided, however, that for the purpose of this paragraph “line of business” shall exclude any product line or category that accounts for less than two percent (2%) of the consolidated net sales of the Company or the Grantee’s new employer during the last completed fiscal year prior to the termination of employment. Because the Company’s business is worldwide in scope, it is reasonable for this restriction to apply in every state in the United States and in every other country in which Competitive Products under such line of business were or are sold or marketed.
(f)Non-Disparagement. Throughout the Grantee’s employment and for twelve (12) months thereafter, whether terminated for any reason or no reason, the Grantee agrees not to make any disparaging or negative statements regarding the Company or its affiliated companies and its and their officers, directors, and employees, or its and their products, or to otherwise act in any manner that would damage the business reputation of the same. Nothing in this non-disparagement provision is intended to limit your ability to provide truthful information to any governmental or regulatory agency or to cooperate with any such agency in any investigation.
(g)Enforcement.
(1)The Grantee acknowledges and agrees that: (i) the restrictions provided in this Section 14 of the Agreement are reasonable in time and scope in light of the necessity for the protection of the business and good will of the Company and the consideration provided to the Grantee under this Agreement; and (ii) the Grantee’s ability to work and earn a living will not be unreasonably restrained by the application of these restrictions.
(2)The Grantee also recognizes and agrees that should the Grantee fail to comply with the restrictions set forth above, the Company would suffer substantial damage for which there is no adequate remedy at law due to the impossibility of ascertaining exact money damages. The Grantee therefore agrees that in the event of the breach or threatened breach by the Grantee of any of the terms and conditions of Section 14 of this Agreement, the Company shall be entitled, in addition to any other rights or remedies available to it, to institute proceedings in a federal or state court to secure immediate temporary, preliminary and permanent injunctive relief without the posting of a bond. The Grantee additionally agrees that if the Grantee is found to have breached any covenant in this Section 14 of the Agreement, the time period provided for in the particular covenant will not begin to run until after the breach has ended, and the Company will be entitled to recover all costs and attorney fees incurred by it in enforcing this Section 14 of the Agreement.
(3)Grantee may transfer between Newell Brands subsidiaries, Divisions or brands and/or assume different job duties during employment. In that case, these Confidentiality and Non-Solicitation provisions shall automatically be assigned to any other Company employer without any further action by Grantee and without any additional consideration for this Agreement to be enforceable against Grantee by Company.
(8)Data Privacy Consent. The Grantee hereby consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this

Agreement by the Company and its affiliates for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan. The Grantee understands that the Company and its affiliates hold certain personal information about the Grantee, including, but not limited to, name, home address and telephone number, date of birth, Social Security number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock or stock units awarded, canceled, purchased, exercised, vested, unvested or outstanding in the Grantee’s favor for the purpose of implementing, managing and administering the Plan (“Data”). The Grantee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere and that the recipient country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the local human resources representative. The Grantee authorizes the recipients of Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom the Grantee may elect to deposit any shares or other award acquired under the Plan. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan. The Grantee understands that the Grantee may, at any time, view Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the local human resources representative in writing. The Grantee understands that refusing or withdrawing consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of refusing to consent or withdrawing consent, the Grantee understands that the Grantee may contact his or her local human resources representative.
(9)Electronic Delivery. The Grantee hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this Award and any other award made or offered under the Plan. The Grantee understands that, unless earlier revoked by the Grantee by giving written notice to the Secretary of the Company, this consent shall be effective for the duration of the Agreement. The Grantee also understands that he or she shall have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge. The Grantee hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Grantee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

(10)Governing Law. This Agreement, and the Award, shall be construed, administered and governed in all respects under and by the laws of the State of Delaware. The Grantee agrees to submit to personal jurisdiction in the Delaware federal and state courts, and all suits arising between the Company and the Grantee must be brought in said Delaware courts, which will be the sole and exclusive venue for such claims.
(11)Acknowledgment. BY ACCEPTING THE AWARD LETTER, THE GRANTEE ACKNOWLEDGES THAT THE GRANTEE HAS READ, UNDERSTOOD AND AGREES TO ALL OF THE PROVISIONS OF THIS AGREEMENT, AND THAT THE GRANTEE WAS AFFORDED SUFFICIENT OPPORTUNITY BY THE COMPANY TO OBTAIN INDEPENDENT LEGAL ADVICE AT THE GRANTEE’S EXPENSE PRIOR TO ACCEPTING THE AWARD LETTER.
NEWELL BRANDS INC.

By: /s/ Bradford R. Turner
Bradford R. Turner
Title: Chief Legal and Administrative Officer and Corporate Secretary

EXHIBIT A
Performance Criteria Applicable to
Performance-Based RSUs

1.Following the completion of the applicable three-year performance period, the Committee will determine the extent to which each of the Performance Goals related to Free Cash Flow and Annual Core Sales Growth as described below have been achieved. Each payout percentage calculated in accordance with Section 2 and Section 3 of this Exhibit A shall be multiplied by 50%, with the resulting sum of the two payout percentages (to two decimal places) multiplied by the TSR Modifier Percentage calculated in accordance with Section 4, if applicable, to determine the total payout percentage applicable to the Award (the “Award Payout Percentage”). The number of Performance-Based RSUs subject to the Award will be multiplied by the Award Payout Percentage to determine the adjusted number of Restricted Stock Units, and thus the number of shares of Common Stock or cash equivalents, to be issued upon vesting pursuant to each Key Employee’s Performance-Based Restricted Stock Unit grant. Notwithstanding the foregoing, (i) the Award Payout Percentage shall not exceed a maximum of two hundred percent (200%), and (ii) in the event the Company’s ranking is in the bottom quartile of the TSR Comparator Group at the end of the three year performance period (as determined pursuant to Section 4 below), the Award Payout Percentage shall not exceed a maximum of one hundred percent (100%).
2.Free Cash Flow

a.Free Cash Flow shall be measured on a cumulative basis over the entire three-year performance period commencing January 1, 2021 and ending December 31, 2023. The payout percentage for the Company’s cumulative Free Cash Flow shall be determined in accordance with the Free Cash Flow targets and payout percentages established by the Committee prior to the grant date of the award.

b.The payout percentage for the Free Cash Flow target shall range from a minimum of zero percent (0%) to a maximum of two hundred percent (200%) based on actual performance relative to targets
c.For any actual performance figure which falls between two defined payment thresholds, the payout with respect to such performance criteria shall be determined by straight-line interpolation.
d.“Free Cash Flow” means operating cash flow for the total Company (including discontinued operations), as reported by the Company, less capital expenditures, subject only to the adjustments described below. Free Cash Flow shall exclude the impact of all cash costs related to the extinguishment of debt; debt and equity related financing costs; cash tax payments associated with the sale of a business unit or line of business; cash expenditures associated with the acquisition, or divestiture of business units or lines of business, including retention related deal payments and all cash costs associated with appraisal rights proceedings; and other significant cash costs that have had or are likely to have a significant impact on Free Cash Flow for the period in which the item is recognized, are not indicative of the Company’s core operating results and affect the comparability of underlying results from period to period, as determined by the Committee. Free Cash Flow shall include disposal proceeds for ordinary course and restructuring related asset sales.
e.Upon the divestiture of a business unit or line of business, Free Cash Flow targets shall be adjusted to exclude the estimated results for the divested business unit or line for the period following the divestiture, to reflect the negative impact of any unabsorbed overhead (net of transition service fee recovery) resulting during the period following the divestiture, and to reflect the impact of any use of net proceeds from the divestiture for debt repayment. Upon the acquisition of a business unit or line of business, Free Cash Flow targets will be adjusted to reflect the anticipated impact of the transaction during the performance period in accordance with management estimates as communicated to the Board of Directors (or a committee thereof) in support of the acquisition approval request, including any related interest expense or financing cost.
f.The Free Cash Flow targets will be updated to reflect the impact of any changes in tax laws enacted during the performance period (and not currently pending) that significantly affect the Company’s Free Cash Flow, subject to approval by the Committee.
3.Annual Core Sales Growth

a.The payout percentage for Annual Core Sales Growth shall equal the average of the payout percentages determined for each year of the three-year performance period commencing January 1, 2021 and ending December 31, 2023, as set forth below.
b.The payout percentage applicable to each calendar year of the three-year performance period shall be determined in accordance with those Core Sales Growth targets and payout percentages established by the Committee prior to the grant date of the award.
c.The payout percentage for the Annual Core Sales Growth target in each year shall range from a minimum of zero percent (0%) to a maximum of two hundred percent (200%) based on actual performance relative to targets
d.For any actual performance figure which falls between two defined payment thresholds, the payout with respect to such performance criteria shall be determined by straight-line interpolation.

e.Upon completion of the three-year performance period, the three annual payout percentages determined as described above shall be averaged, with the result constituting the Annual Core Sales Growth payout percentage for purposes of calculating the Award Payout Percentage under Section 1.
f.“Annual Core Sales Growth” means the Company’s Core Sales Growth performance, calculated on the same basis as Core Sales Growth publicly reported by the Company and expressed as a percentage, over each year of the three-year performance period commencing January 1, 2021 and ending December 31, 2023, with each of the three annual Core Sales performance rates measured against the Core Sales for the respective preceding fiscal year.
g.“Core Sales” shall exclude the impact of planned and completed divestitures (from the first day of the preceding quarter when the announcement is made), discontinued operations, acquisitions (for a period of one year from acquisition), retail store openings (for a period of one year from opening), retail store closures (for all closures occurring or planned to occur within the performance period) and foreign currency exchange, and all business/market exits and other items excluded from publicly reported Core Sales Growth.

4.Relative Total Shareholder Return Modifier

a.The payout percentage applicable to Performance-Based RSUs covered by the Award, calculated under Sections 2 and 3 above, will be subject to modification based on the Company’s Total Shareholder Return (“TSR”) relative to the TSR of the following Comparator Group members:

Avery Dennison Corporation Fortune Brands Home & Security Inc. Hasbro, Inc. Henkel AG & Co. KGaA Kimberly-Clark Corporation Koninklijke Philips N.V.	Mattel, Inc. Societe BIC SA Spectrum Brands Holdings, Inc. Tupperware Brands Whirlpool Corporation
b.Any companies that are in the TSR Comparator Group at the beginning of the performance period that no longer exist at the end of the three-year performance period (e.g., through merger, buyout, spin-off, or similar transaction), or otherwise change their structure or business such that they are no longer reasonably comparable to the Company, shall be disregarded by the Committee in the Committee’s calculation of the appropriate interpolated percentage.

c.The Company’s ranking (in the range of highest to lowest) in the TSR Comparator Group at the end of the three-year performance period, beginning January 1,

2021, and ending December 31, 2023, will be determined by the Committee based on the TSR for the Performance Period for the Company and each of the members in the TSR Comparator Group as calculated below:
d.TSR is calculated as follows and then expressed as a percentage:
(Ending Average Market Value – Beginning Average Market Value) + Cumulative Annual Dividends
Beginning Average Market Value
“Average Market Value” means the simple average of the daily stock prices at close for each trading day during the applicable period beginning or ending on the specified date for which such closing price is reported by the New York Stock Exchange, Nasdaq Stock Exchange or other authoritative source the Committee may determine.
“Beginning Average Market Value” means the Average Market Value for the ninety (90) days ending December 31, 2020.
“Cumulative Annual Dividends” mean the cumulative dividends and other distributions with respect to a share of the Common Stock the record date for which occurs within the Performance Period.
“Ending Average Market Value” means the Average Market Value for the last ninety (90) days of the Performance Period.
“Performance Period” means the period beginning January 1, 2021 and ending December 31, 2023.
The payout percentage calculated under Sections 2 and 3 above will be multiplied by a percentage attributable to the Company’s ranking in the TSR Comparator Group as follows (the “TSR Modifier Percentage”). The TSR Modifier Percentage will be 110% in the event the Company’s ranking is in the top quartile of the TSR Comparator Group at the end of the Performance Period. The TSR Modifier Percentage will be 90% in the event the Company’s ranking is in the bottom quartile of the TSR Comparator Group at the end of the Performance Period. Additionally, if the Company’s ranking is in the bottom quartile of the TSR Comparator Group at the end of the Performance Period, the payout percentage will be no higher than target (100%), even if the calculation results in a higher payout. In the event the Company’s ranking is in neither the top nor the bottom quartile of the TSR Comparator Group, this Section 4 will not apply and there will be no TSR Modifier Percentage and no adjustment to the payout percentage calculated under Sections 2 and 3 above.
e.For illustration, if the TSR Comparator Group has 12 companies (including the Company), and one merges out of existence before the end of the three-year performance period, the TSR Modifier Percentage will be based on where the Company ranks among the 11 remaining companies as follows:

Rank (Highest to Lowest)	Percentage
1st	110%
2nd	110%
3rd	No adjustment
4th	No adjustment[1]
5th	No adjustment
6th	No adjustment
7th	No adjustment
8th	No adjustment
9th	No adjustment
10th	90%
11th	90%

1 In the event that the cutoff for the top or bottom quartile occurs between ranks (e.g., between 2nd and 3rd and between 9th and 10th in the example above) the TSR Modifier Percentage will not apply to the lower rank, in the case of the top quartile, or the higher rank, in the case of the bottom quartile, consistent with the table above.